Exhibit 10.1

Execution Version

TAX RECEIVABLE AGREEMENT

by and among

EVO PAYMENTS, INC.

EVO INVESTCO, LLC

THE MEMBERS OF EVO INVESTCO, LLC

FROM TIME TO TIME PARTY HERETO

Dated as of May 25, 2018

Exhibits

Exhibit A         —        Form of Joinder Agreement

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of May 25, 2018, is hereby entered into by and among EVO Payments, Inc., a Delaware corporation (the “Corporation”), EVO Investco LLC, a Delaware limited liability company (the “Operating Company”), Madison Dearborn Capital Partners VI-C, L.P., a Delaware limited partnership (the “Original Call Option Holder”) and each of the Members from time to time party hereto.  Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, Operating Company is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the members of Operating Company as of the date hereof other than the Corporation (such members, together with each other Person who becomes a party hereto by satisfying the Joinder Requirement, the “Members”) owns common limited liability company interests in Operating Company (the “Common Units”);

WHEREAS, the Corporation is the manager of Operating Company and will be a registered holder of Common Units;

WHEREAS, on the date hereof, the Corporation issued shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), to certain purchasers in an initial public offering of its Class A Common Stock (the “IPO”);

WHEREAS, on the date hereof, the Corporation purchased Common Units directly from the Operating Company using the net proceeds received from the IPO;

WHEREAS, after the date hereof, pursuant to Article XI of the LLC Agreement and the Exchange Agreement, each Member (other than the Corporation) has the right to have the Corporation directly or indirectly purchase (a “Purchase”) for cash or shares of Class A Common Stock, as the case may be, its Common Units and the Call Option Holder has the right to have the Corporation purchase (also a “Purchase”) for cash or shares of Class A Common Stock, as the case may be, all or a portion of the Call Option (which the Corporation must exercise in order to purchase the Common Units held by the Call Option Issuer);

WHEREAS, except as otherwise provided by the LLC Agreement or the Exchange Agreement, the Corporation, as the manager of Operating Company, in its sole discretion can determine whether to request to complete a Purchase or instead to cause the Operating Company to directly or indirectly redeem for cash a Member's Common Units, which may only be consummated as a redemption if such Member consents in its sole discretion to such redemption (a “Redemption”);

WHEREAS, Operating Company and any direct or indirect subsidiary (owned through a chain of pass-through entities) of Operating Company that is treated as a partnership for U.S. federal income tax purposes (together with Operating Company and any direct or indirect subsidiary (owned through a chain of pass-through entities) of Operating Company that is treated as a disregarded entity for U.S. federal income tax purposes, the “Operating Company Group”) will have in effect an election under Section 754 of the Code as provided under Section 2.1(b) for the Taxable Year in which any Exchange occurs, which election will result in an adjustment to the Corporation’s share of the tax basis of the assets owned by the Operating Company Group as of the date of the Exchange, with a consequent result on the taxable income subsequently derived therefrom; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Exchanges and making payments under this Agreement, and to ease administrative burdens, an assumed tax rate shall be used to approximate the Corporation’s state and local liabilities for Covered Taxes without regard to such tax benefits for each Taxable Year.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions.  As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Actual Interest Amount” is defined in Section 3.1(b)(vii).

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (a) appearing on Tax Returns of the Corporation for such Taxable Year and (b) if applicable, determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by the Corporation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b).

“Attributable” is defined in Section 3.1(b)(i).

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” means the increase or decrease to, or the Corporation’s share of, the tax basis of the Reference Assets (i) under Section 734(b), 743(b), 754 and 755 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, following an Exchange, Operating Company remains in existence as an entity for tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, Operating Company becomes an entity that is disregarded as separate from its owner for tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement.  Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.  For the avoidance of doubt, if the Corporation purchases and exercises all or a portion of the Call Option, the Basis Adjustment with respect to the Common Units acquired by the Corporation in such transactions shall be determined by reference to the Call Option Consideration.

“Basis Schedule” is defined in Section 2.2.

“Beneficial Owner” means, with respect to any security, a Person who acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act).

“Blueapple” means Blueapple, Inc., a Delaware corporation.

“Board” means the Board of Directors of the Corporation.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Call Option” means the call option that provides the Call Option Holder the right  to directly or indirectly purchase, from MDCP VI-C Cardservices Blocker Corp., the Call Option Paired Interests then held by MDCP VI-C Cardservices Blocker Corp.

 “Call Option Consideration” means the aggregate amount of cash or the Common Unit Purchase Price or Common Unit Redemption Price (in each case, as defined in the LLC Agreement), as applicable with respect to the relevant transaction, of the Class A Common stock paid to purchase the Call Option from the Call Option Holder and paid to the Call Option Issuer to exercise the Call Option.

“Call Option Holder” means the holder of the Call Option, which is currently the Original Call Option Holder.

“Call Option Issuer” means MDCP VI-C Cardservices Blocker Corp., or any successor to the rights and obligations of MDCP VI-C Cardservices Blocker Corp. under the Call Option.

“Call Option Paired Interest” means one Common Unit together with one share of Class D Common Stock that is subject to the Call Option.

 “Change of Control” means the occurrence of any of the following events:

(1)        any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than an underwriter temporarily holding securities pursuant to an offering of such securities, or any entity directly or indirectly owned by the shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation) which becomes a Beneficial Owner, directly or indirectly, of securities of the Corporation which, together with securities already held by such Person, represents 50% or more of the combined voting power of the Corporation’s then outstanding securities;

(2)        the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including the assets of, or membership interests in, Operating Company);

(3)        there is consummated a merger or consolidation of the Corporation or Operating Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board of the Corporation immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not constitute Beneficial Owners, directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation;

(4)        the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board:  individuals who were directors of the Corporation on the date of the closing date of the IPO and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporation on the date of the consummation of the IPO or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause 4; or

(5)        a “change of control” or similar defined term in any agreement governing indebtedness of Operating Company or any of its Subsidiaries with aggregate principal amount or aggregate commitments outstanding in excess of $25,000,000.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B common stock, Class C common stock and Class D common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change Notice” is defined in Section 3.4(a) of this Agreement.

"Class A Common Stock" is defined in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Common Units” is defined in the recitals to this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble to this Agreement.

“Corporation Letter” means a letter prepared by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the TRA Payment Recipients, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the TRA Payment Recipients.

 “Covered Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis (including for the avoidance of doubt, franchise taxes), and any interest imposed in respect thereof under applicable law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Default Rate” means LIBOR plus 500 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(ix).

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

 “Dispute” is defined in Section 7.8(a).

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means the lesser of (x) the Agreed Rate or (y) 6.5%.

“Early Termination Reference Date” is defined in Section 4.2.

“Early Termination Schedule” is defined in Section 4.2.

“Exchange” means any (i) Purchase, (ii) Redemption or (iii) transaction using proceeds of the IPO or of EVO Payments Inc., including a purchase and exercise of all or any portion of the Call Option, or distribution by Operating Company, or (iv) Exchange as defined in the Exchange Agreement, in each case that  results in an adjustment under Section 734(b) or Section 743(b) of the Code with respect to the Operating Company Group.

“Exchange Act” means the Securities and Exchange Act of 1934.

“Exchange Agreement” means the Exchange Agreement dated on or about of the date hereof, by and among the Operating Company, the Corporation and the “Holders” as defined therein.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9 of this Agreement.

“Extension Rate Interest” is defined in Section 3.1(b)(viii).

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.  For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a).

 “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Corporation notifies the TRA Payment Recipients that the Corporation requests an amendment to any provision hereof to eliminate the effect of any change in GAAP or in the application thereof occurring after the date of this Agreement (including through the adoption of International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto, “IFRS”) on the operation of such provision (or if the TRA Payment Recipients notify the Corporation that they request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of U.S. federal Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant U.S. federal Tax Returns of the Corporation but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto for such Taxable Year, (ii) excluding any deduction attributable to Imputed Interest for such Taxable Year and (iii) deducting actual state, local and foreign tax liabilities for such Taxable Year for purposes of determining U.S. federal taxable income, to the extent deductible.  For the avoidance of doubt, the Hypothetical Federal Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i), (ii) and (iii) of the previous sentence.

“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year, plus the amount used for purposes of clause (iii) of the definition of “Hypothetical Federal Tax Liability” with respect to such Taxable Year, the sum of which is multiplied by 2.95%.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the Hypothetical Federal Tax Liability for such Taxable Year, plus the Hypothetical Other Tax Liability for such Taxable Year.

“Imputed Interest” is defined in Section 3.1(b)(vi).

“Independent Directors” means the members of the Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, and the corresponding rules of the applicable exchange on which the Class A Common Stock is traded or quoted.

“IPO” is defined in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a).

“LIBOR” means during any period, a rate per annum equal to the ICE LIBOR rate for a period of one month (“ICE LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Corporation from time to time) at approximately 11:00 a.m., London time, two

(2) Business Days prior to the commencement of such period, for dollar deposits (for delivery on the first day of such period) with a term equivalent to such period.

“LLC Agreement” means that certain Second Amended and Restated Limited Liability Agreement of EVO Investco, LLC, dated as of the date hereof.

“Market Value” means the Common Unit Redemption Price, as defined in the LLC Agreement.

“MDP” means, collectively, the TRA Payment Recipients controlled by Madison Dearborn Partners, LLC.

“Member Advisory Firm” means an accounting or law firm that is nationally recognized as being expert in Covered Tax matters, selected by the applicable TRA Payment Recipient; provided that such accounting or law firm shall be different from the accounting firm serving as the Advisory Firm.

“Members” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.4(a)(i).

“Operating Company” is defined in the preamble.

“Operating Company Group” is defined in the recitals.

“Original Call Option Holder” is defined in the recitals.

“Parties” means the parties named on the signature pages to this Agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Common Units or the Call Option (including upon the death of a Member or upon the issuance of Common Units resulting from the exercise of an option to acquire such Common Units) (i) that occurs prior to an Exchange of such Common Units and (ii) to which Section 743(b) of the Code applies.

“Purchase” has the meaning in the recitals.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv).

“Realized Tax Detriment” is defined in Section 3.1(b)(v).

“Reconciliation Dispute” is defined in Section 7.9.

“Reconciliation Procedures” is defined in Section 2.4(a).

“Redemption” has the meaning in the recitals.

“Reference Asset” means any asset of Operating Company or any of its successors or assigns, and whether held directly by Operating Company or indirectly by Operating Company through a member of the Operating Company Group, at the time of an Exchange.  A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

 “Schedule” means any of the following:  (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1.

 “Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Stock” means any stock or other equity interest in an entity held by  the Corporation that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the closing date of the IPO.

“Taxing Authority” shall mean any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2.

“TRA Payment Recipient” means each Member and the Call Option Holder and any permitted transferee of the foregoing.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Valuation Assumptions” shall mean, as of an Early Termination Effective Date, the assumptions that:

(1)        in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2)        the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any changes to such tax rates for such Taxable Year have already been enacted into law;

(3)        all taxable income of the Corporation will be subject to the then-current maximum applicable tax rates for each Covered Tax throughout the relevant period;

(4)        any loss carryovers or carrybacks generated by any Basis Adjustment or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement) and available as of the date of the Early Termination Schedule will be used by the Corporation ratably in (i) the Taxable Year of the Early Termination Effective Date and each of the succeeding four Taxable Years or (ii) in each of the Taxable Years from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers or carrybacks, whichever comprises the shorter period;

(5)        any non-amortizable assets (other than Subsidiary Stock) will have been or will be disposed of, as the case may be, on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment and (ii) the Early Termination Effective Date;

(6)        any Subsidiary Stock will be deemed never to be disposed of except if disposed of in a Change of Control;

(7)        if, on the Early Termination Effective Date, any Member has Common Units that have not been Exchanged, then such Common Units shall be deemed to be Exchanged or, in the case of Common Units subject to the Call Option, the Call Option shall be deemed to have been purchased and exercised by the Corporation, and such TRA

Payment Recipient shall be deemed to receive the amount of cash such TRA Payment Recipient would have been entitled to pursuant to Section 4.3(a) had such Common Units actually been Exchanged on the Early Termination Effective Date or such Call Option actually been sold and exercised and

(8)        any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

Section 1.2      Rules of Construction.  Unless otherwise specified herein:

(a)         The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)        For purposes of interpretation of this Agreement:

(i)         The words “herein,” “hereto,” “hereof’ and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii)        References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii)       References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv)       The term “including” is by way of example and not limitation.

(v)        The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)        Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)         Unless otherwise expressly provided herein, (a) references to organization documents (including the LLC Agreement), agreements (including this Agreement and the Exchange Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and shall include all rules and regulations promulgated under such law, as such rules and regulations may be consolidated, amended, replaced, supplemented or interpreted.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1      Basis Adjustments; Operating Company 754 Election.

(a)         Basis Adjustments.  The Parties acknowledge and agree that (A) each Redemption using cash contributed by the Corporation to Operating Company shall be treated as a direct purchase of Common Units by the Corporation from the applicable Member (and thus as an Exchange) pursuant to Section 707(a)(2)(B) of the Code to the extent allowed by law and (B) each Exchange will give rise to Basis Adjustments.  In connection with any Exchange, the Parties acknowledge and agree that pursuant to applicable law the Corporation’s share of the basis in the Reference Assets shall be increased (or decreased) by the excess (or deficiency), if any, of (A) the sum of (x) the Market Value of the Class A Common Stock or the cash transferred to a Member pursuant to an Exchange as payment for the Common Units or, in the case of an Exchange involving all or a portion of the Call Option, the Call Option Consideration, (y) the amount of payments made pursuant to this Agreement with respect to such Exchange and (z) the amount of liabilities allocated to the Common Units acquired pursuant to the Exchange, over (B) the Corporation’s proportionate share of the basis of the Reference Assets immediately after the Exchange attributable to the Common Units exchanged, determined as if each member of the Operating Company Group (including, for the avoidance of doubt, Operating Company) remains in existence as an entity for tax purposes and no member of the Operating Company Group (including, for the avoidance of doubt, Operating Company) made the election provided by Section 754 of the Code.  For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest or are Actual Interest Amounts.  Further, the Parties intend that Basis Adjustments be calculated in accordance with Treasury Regulations Section 1.743-1.  Any Exchange that does not result in an adjustment or adjustments under Section 743(b) of the Code, but instead results in an adjustment or adjustments pursuant to Section 734(b) of the Code, shall give rise to Basis Adjustments to the extent of adjustments to the Corporation’s share of the common basis of the assets of the Operating Company Group.

(b)        Operating Company Section 754 Election.  In its capacity as the manager of Operating Company, the Corporation will ensure that, on and after the date hereof and continuing throughout the term of this Agreement, Operating Company and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year.

Section 2.2      Basis Schedules.  Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Payment Recipients a schedule (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement:  (a) the Non-Adjusted Tax Basis of the Reference Assets as of each applicable Exchange Date; (b) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year, calculated (I) in the aggregate (including, for the avoidance of doubt, Exchanges by all TRA Payment Recipients) and (II) solely with respect to Exchanges by the applicable TRA Payment Recipient; (c) the period (or periods) over which the Reference Assets are amortizable and/or depreciable; and (d) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable.  The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3      Tax Benefit Schedules.

(a)         Tax Benefit Schedule.  Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the TRA Payment Recipients a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”).  The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b)        Applicable Principles.  Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, as determined using a “with and without” methodology described in Section 2.4(a).  Carryovers or carrybacks of any tax item attributable to any Basis Adjustment or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any tax item includes a portion that is attributable to a Basis Adjustment or Imputed Interest (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that:  (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)); and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year.  The Parties agree that, subject to the second to last sentence of Section 2.1(a), all Tax Benefit Payments attributable to an Exchange (other than any portion treated as Imputed Interest) will be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for the Corporation beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into such Taxable Year continuing for future Taxable Years until any incremental Basis Adjustment benefits with respect to a Tax Benefit Payment equals an immaterial amount.

Section 2.4      Procedures; Amendments.

(a)         Procedures.  Each time the Corporation delivers an applicable Schedule to the TRA Payment Recipients under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early

Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, the Corporation shall also:  (x) deliver supporting schedules and work papers and a copy of the Corporation’s Tax Returns for such Taxable Year, as determined by the Corporation or as reasonably requested by any TRA Payment Recipient, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule; (y) deliver a Corporation Letter supporting such Schedule; and (z) allow the TRA Payment Recipients and their advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by the TRA Payment Recipients, at the Corporation and the Advisory Firm in connection with a review of such Schedule.  Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the TRA Payment Recipients, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of the Corporation for the relevant Taxable Year (the “with” calculation) and the Hypothetical Tax Liability of the Corporation for such Taxable Year (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations.  An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) calendar days from the date on which the TRA Payment Recipients first received the applicable Schedule or amendment thereto unless:

(i)         a TRA Payment Recipient within thirty (30) calendar days after receiving the applicable Schedule or amendment thereto, provides the Corporation with (A) written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail such TRA Payment Recipient’s material objection (an “Objection Notice”) and (B) a letter from a Member Advisory Firm in support of such Objection Notice; or

(ii)        each TRA Payment Recipient provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from all TRA Payment Recipients is received by the Corporation.

In the event that a TRA Payment Recipient timely delivers an Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Payment Recipient shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).  For the avoidance of doubt, and notwithstanding anything to the contrary herein, the expense of preparing and obtaining the letter from a Member Advisory Firm referenced in clause (i) above shall be borne solely by the relevant TRA Payment Recipient and the Corporation shall have no liability with respect to such letter or any of the expenses associated with its preparation and delivery.

(b)        Amended Schedule.  The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation:  (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the TRA Payment Recipient; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1      Timing and Amount of Tax Benefit Payments.

(a)         Timing of Payments.  Subject to the other provisions of this Article III, within five (5) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by the Corporation to the TRA Payment Recipients pursuant to Section 2.3(a) becomes final in accordance with Section 2.4(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay to each relevant TRA Payment Recipient the Tax Benefit Payment as determined pursuant to Section 3.1(b).  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Payment Recipients or as otherwise agreed by the Corporation and such TRA Payment Recipients.  For the avoidance of doubt, the TRA Payment Recipients shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Payment Recipients (including any portion of any Early Termination Payment).

(b)        Amount of Payments.  For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Payment Recipient means an amount, not less than zero, equal to the sum of:  (i) the Net Tax Benefit that is Attributable to such TRA Payment Recipient and (ii) the Actual Interest Amount.

(i)         Attributable.  A Net Tax Benefit is “Attributable” to a TRA Payment Recipient to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to an Exchange undertaken by or with respect to such TRA Payment Recipient.

(ii)        Net Tax Benefit.  The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit Attributable to such TRA Payment Recipient as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made to such TRA Payment Recipient under this Section 3.1.  For the avoidance of doubt, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made to a TRA Payment Recipient, such TRA Payment Recipient shall not be required to return any portion of any Tax Benefit Payment previously made by the Corporation to such TRA Payment Recipient.

(iii)       Cumulative Net Realized Tax Benefit.  The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period.  The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv)       Realized Tax Benefit.  The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year.  If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v)        Realized Tax Detriment.  The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year.  If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi)       Imputed Interest.  The principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will apply to cause a portion of any Net Tax Benefit payable by the Corporation to a TRA Payment Recipient under this Agreement to be treated as imputed interest (“Imputed Interest”).  For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any Net Tax Benefit payable by the Corporation to a TRA Payment Recipient shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii)      Actual Interest Amount.  The “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year will equal the amount of any Extension Rate Interest and the amount of any Default Rate Interest.

(viii)     Extension Rate Interest.  The amount of “Extension Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest) for a Taxable Year will equal interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the TRA Payment Recipient on or before the Final Payment Date as determined pursuant to Section 3.1(a).  For the avoidance of doubt, the amount of any Extension Rate Interest as determined with respect to any Net Tax Benefit payable by the Corporation to a TRA Payment Recipient shall be included in the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(ix)       Default Rate Interest.  In the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to a TRA Payment Recipient on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of “Default Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest and Extension Rate Interest) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes such Tax Benefit Payment to such TRA Payment Recipient.  For the avoidance of doubt, the amount of any Default Rate Interest as determined with respect to any Net Tax Benefit payable by the Corporation to a TRA Payment Recipient shall be included in the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(x)        The Corporation and the TRA Payment Recipients hereby acknowledge and agree that, as of the date of the Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.  Notwithstanding anything herein to the contrary, unless otherwise specified by a party entitled to benefits under this Section 3.1 in the Exchange Notice for any Exchange that occurs pursuant to the Exchange Agreement or any direct or indirect redemption that occurs pursuant to the LLC Agreement (or otherwise specified in writing by such a party with respect to an Exchange or redemption), the aggregate Tax Benefit Payments in respect of such Exchange (other than amounts accounted for as interest under the Code) and therefore the stated maximum selling price, with respect to any Exchange by such TRA Payment Recipient shall not exceed fifty percent (50%) of the fair market value of the consideration received in such Exchange (whether as a cash payment, as shares of Class A Common Stock, or as other consideration).

(c)         Interest.  The provisions of Section 3.1(b) are intended to operate so that interest will effectively accrue in respect of the Net Tax Benefit for any Taxable Year as follows:

(i)         first, in an amount equal to the Imputed Interest under the Code (from the relevant Exchange Date until the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year) and through the date on which the Corporation makes the relevant Tax Benefit Payment to a TRA Payment Recipient;

(ii)        second, at the Agreed Rate in respect of any Extension Rate Interest (from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and

(iii)       third, at the Default Rate in respect of any Default Rate Interest (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes the relevant Tax Benefit Payment to a TRA Payment Recipient).

Section 3.2      No Duplicative Payments.  It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement, and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.  For purposes of this Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments.

Section 3.3      Pro-Ration of Payments as Between the TRA Payment Recipients.

(a)         Insufficient Taxable Income.  Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Basis Adjustments and Imputed Interest (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax benefit for the Corporation shall be allocated among the TRA Payment Recipients in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had in fact had sufficient taxable income so that there had been no such limitation.  As an illustration of the intended operation of this Section 3.3(a), if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Basis Adjustments and Imputed Interest in a particular Taxable Year (with $50 of such Covered Tax benefits being attributable to TRA Payment Recipient 1 and $150 of such Covered Tax benefits being attributable to TRA Payment Recipient 2), such that TRA Payment Recipient 1 would have potentially been entitled to a Tax Benefit Payment of $42.50 and TRA Payment Recipient 2 would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had $200 of tax liability for the year, and if at the same time the Corporation only had $100 of actual tax liability in such Taxable Year, then $25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to TRA Payment Recipient 1 and $75 of the aggregate $100 actual Covered Tax benefit for the Corporation would be allocated to TRA Payment Recipient 2, such that TRA Payment Recipient 1 would receive a Tax Benefit Payment of $21.25 and TRA Payment Recipient 2 would receive a Tax Benefit Payment of $63.75.

(b)        Late Payments.  If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 and the Corporation and other Parties agree that (i) the Corporation shall pay the Tax Benefit Payments due in respect of such Taxable Year to each TRA Payment Recipient pro rata and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Payment Recipients in respect of all prior Taxable Years have been made in full.

Section 3.4      Change Notice.  If any Party, or any Affiliate or Subsidiary of any Party, receives a 30-day letter, a final audit report, a statutory notice of deficiency, or similar written notice from any Taxing Authority relating to the amount of the Net Tax Benefit calculated for purposes of this Agreement, or relating to any other material tax matter that is relevant to the terms of this Agreement and the calculation of the Tax Benefit Payments that may be payable by the Corporation to the TRA Payment Recipients (a “Change Notice”), prompt written notification and a copy of the relevant Change Notice shall be delivered by the Party (or its Affiliate or Subsidiary) that received such Change Notice to each other Party.

ARTICLE IV

TERMINATION

Section 4.1      Early Termination of Agreement; Breach of Agreement;

(a)         Corporation’s Early Termination Right.

(a)         With the written approval of (i) a majority of the Independent Directors, (ii) MDP and (iii) Blueapple, the Corporation may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the TRA Payment Recipients pursuant to this Agreement by paying to the TRA Payment Recipients the Early Termination Payment; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made to all TRA Payment Recipients that are entitled to such a payment simultaneously, and provided further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.  Upon the Corporation’s payment of the Early Termination Payment, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any:  (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice; and (ii) current Tax Benefit Payment due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment).  If an Exchange subsequently occurs with respect to Common Units for which the Corporation has exercised its termination rights under this Section 4.1(a), the Corporation shall have no obligations under this Agreement with respect to such Exchange.

(b)        Acceleration Upon Change of Control.  In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears.  Such obligations shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of the Change of Control, (ii) any Tax Benefit Payments agreed to by the Corporation and the TRA Payment Recipients as due and payable but unpaid as of the Early Termination Notice and (iii) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the date of a Change of Control (except to the extent that any amounts described in clauses (ii) or (iii) are included in the Early Termination Payment).  For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutadis mutandi.

(c)         Acceleration Upon Breach of Agreement.  In the event that the Corporation materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and become immediately due and payable upon notice of acceleration from such TRA Payment Recipient (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to:  (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any current Tax Benefit Payment due for the Taxable Year ending with or including the date of such acceleration.  Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a material breach of a material obligation, a TRA Payment Recipient shall still be entitled to enforce all of its rights otherwise available under this Agreement, including potentially seeking an acceleration of amounts payable under this Agreement.  For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within thirty (30) days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty (30) days of the relevant Final Payment Date.  Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment within thirty (30) days of the relevant Final Payment Date to the extent that the Corporation has insufficient funds, and cannot obtain sufficient funds by taking commercially reasonable actions to do so, to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of any limitation imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). For the avoidance of doubt, a Reconciliation Dispute  would not constitute a breach of this Agreement.

Section 4.2      Early Termination Notice.  If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the TRA Payment Recipients a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment.  The Corporation shall also (x) deliver supporting schedules and work papers, as determined by the Corporation or as reasonably requested by a TRA Payment Recipient, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Early Termination Schedule; (y) deliver a Corporation Letter supporting such Early Termination Schedule; and (z) allow the TRA Payment Recipients and their advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by the TRA Payment Recipients, at the Corporation and the Advisory Firm in connection with a review of such Early Termination Schedule.  The Early Termination Schedule shall become final and binding on each Party thirty (30) calendar days from the first date on which all the TRA Payment Recipients received such Early Termination Schedule unless:

(i)         a TRA Payment Recipient within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with (A) written notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail such TRA Payment Recipient’s material objection (a “Termination Objection Notice”) and (B) a letter from a Member Advisory Firm in support of such Termination Objection Notice; or

(ii)        each TRA Payment Recipient provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from all TRA Payment Recipients is received by the Corporation.

In the event that a TRA Payment Recipient timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Termination Objection Notice, the Corporation and such TRA Payment Recipient shall employ the Reconciliation Procedures.  For the avoidance of doubt, and notwithstanding anything to the contrary herein, the expense of preparing and obtaining the letter from a Member Advisory Firm referenced in clause (i) above shall be borne solely by such TRA Payment Recipient and the Corporation shall have no liability with respect to such letter or any of the expenses associated with its preparation and delivery.  The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3      Payment Upon Early Termination.

(a)         Timing of Payment.  Within five (5) Business Days after the Early Termination Reference Date, the Corporation shall pay to each TRA Payment Recipient an amount equal to the Early Termination Payment for such TRA Payment Recipient.  Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Payment Recipients or as otherwise agreed by the Corporation and the TRA Payment Recipients.

(b)        Amount of Payment.  The “Early Termination Payment” payable to a TRA Payment Recipient pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such TRA Payment Recipient, whether payable with respect to Common Units that were Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date, beginning from the Early Termination Effective Date and using the Valuation Assumptions.  For the avoidance of doubt, an Early Termination Payment shall be made to each TRA Payment Recipient, regardless of whether such TRA Payment Recipient has Exchanged all of its Common Units or Call Option interests as of the Early Termination Effective Date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1      Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the TRA Payment Recipients under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations.  To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Payment Recipients and the Corporation shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2      Late Payments by the Corporation.  The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Payment Recipients when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with Default Rate Interest, which shall accrue beginning on the Final Payment Date and be computed as provided in Section 3.1(b)(ix).

ARTICLE VI

TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1      Participation in the Corporation’s and Operating Company’s Tax Matters.  Except as otherwise provided herein, and except as provided in Article IX of the LLC Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and Operating Company, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes.  Notwithstanding the foregoing, the Corporation shall notify the TRA Payment Recipients of, and keep them reasonably informed with respect to, the portion of any tax audit of the Corporation or Operating Company, or any of Operating Company’s Subsidiaries, the outcome of which could materially affect the Tax Benefit Payments payable to such TRA Payment Recipients under this Agreement, and any TRA Payment Recipient holding directly and/or indirectly at least ten percent (10%) of the outstanding Common Units (a “10% Member”) shall have the right to participate in and to monitor at such TRA Payment Recipient’s own expense (but, for the avoidance of doubt, not to control) any such portion of any such tax audit; provided that the Corporation shall not settle or fail to contest any issue pertaining to Covered Taxes that is reasonably expected to materially affect the Tax Benefit Payments payable to the TRA Payment Recipients under this Agreement without the consent of each 10% Member, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.2      Consistency.  All calculations and determinations made hereunder, including any Basis Adjustments, the Schedules, and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and Operating Company on their respective Tax Returns.  Each Member shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement, and any related calculations or determinations that are made hereunder, including the terms of Section 2.1 and the Schedules provided to the Members under this Agreement.  In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, such replacement Advisory Firm shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or unless the Corporation and all of the Members agree to the use of other procedures and methodologies.

Section 6.3      Cooperation.

(a)         Each TRA Payment Recipient shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter.  The Corporation shall reimburse the TRA Payment Recipients for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3(a).

(b)        The Corporation shall furnish to the TRA Payment Recipients such information, documents and other materials as a TRA Payment Recipient may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, including with respect to any Change Notice or any related determination described in Section 3.4.

ARTICLE VII

MISCELLANEOUS

Section 7.1      Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.1).  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Corporation, to:

EVO Payments, Inc.

Ten Glenlake Parkway, South Tower, Suite 950

Atlanta, Georgia 30328

Attn:  Kevin M. Hodges, Chief Financial Officer

T: (516) 479-9000

E-mail: kevin.hodges@evopayments.com

with copies to (which shall not constitute notice to the Corporation) to:

Keith M. Townsend

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

T: (404) 572-4600
E-mail: ktownsend@kslaw.com

If to a TRA Payment Recipient, at such address as indicated by the Operating Company’s records, with a copy (which shall not constitute notice to the TRA Payment Recipient) to such counsel or other representative(s) as may be designated by such TRA Payment Recipient in a notice to other TRA Payment Recipients, properly delivered pursuant to this Section 7.1.

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3      Entire Agreement:  No Third Party Beneficiaries.  This Agreement and the other agreements referenced herein constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6      Assignments; Amendments; Successors; No Waiver.

(a)         Assignment.  Each TRA Payment Recipient may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, in whole or in part, to any Person so long as such Person has executed and delivered, or in connection with such transfer, executes and delivers, a Joinder agreement to succeed to the applicable portion of such TRA Payment Recipient’s interest in this Agreement and to become a Party for all purposes of this Agreement, except as otherwise provided in such Joinder (the “Joinder Requirement”); provided that MDP’s and Blueapple’s approval and consent rights described in this Agreement shall not be transferrable or assignable to any Person (other than a partner, shareholder, member or Affiliate (as defined in the LLC Agreement) of such Person (which may include special purpose investment vehicles wholly owned by one or more Affiliated investment funds but shall not include portfolio companies) without the prior written consent of the Corporation (and any purported transfer or assignment without such consent shall be null and void).  For the avoidance of doubt, if a Member transfers Common Units or Call Option in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Common Units or Call Option, as applicable, its rights under this Agreement with respect to such transferred Common Units or Call Option, as applicable, such TRA Payment Recipient shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Common Units.  The Corporation may not assign any of its rights or obligations under this Agreement to any Person without unanimous consent of all Parties hereto (and any purported assignment without such consent shall be null and void).

(b)        Amendments.  No provision of this Agreement may be amended unless such amendment is approved in writing by (x) the Corporation and (y) TRA Payment Recipients (including, in all circumstances, MDP and Blueapple) who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Payment Recipients hereunder if the Corporation had exercised its termination rights under Section 4.1(a) on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Payment Recipient pursuant to this Agreement since the date of such most recent Exchange); provided that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c)         Successors.  All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d)        Waiver.  No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7      Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8      Resolution of Disputes.

(a)         Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled after substantial good-faith negotiation, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by a panel of three arbitrators, of which the Corporation shall designate one arbitrator and the TRA Payment Recipients party to such Dispute shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of the arbitration shall be Atlanta, Georgia.

(b)        Notwithstanding the provisions of paragraph (a), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.  For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

(c)         Each Party hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery in the State of Delaware (the “Delaware Chancery Court”) for any litigation (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the actions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Chancery Court and agrees not to plead or claim in the Delaware Chancery Court that such litigation brought therein has been brought in an inconvenient forum. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)        Each Party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.8(c).  Each Party irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(e)         Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1 (other than by facsimile).  Nothing in this Agreement shall affect the right of any Party to serve process in any manner permitted by law.

(f)         WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(g)        Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of Section 7.9, or a Dispute within the meaning of this Section 7.8, shall be decided and resolved as a Dispute subject to the procedures set forth in this Section 7.8.

Section 7.9      Reconciliation.  In the event that the Corporation and any TRA Payment Recipient are unable to resolve a disagreement with respect to a Schedule (other than an Early Termination Schedule) prepared pursuant to Section 2.4, or with respect to an Early Termination Schedule prepared pursuant to Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both Parties.  The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such TRA Payment Recipient agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or such TRA Payment Recipient or other actual or potential conflict of interest.  If the Parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation or such TRA Payment Recipient or other actual or potential conflict of interest.  The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto, or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the

Corporation except as provided in the next sentence.  The Corporation and the TRA Payment Recipients shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Payment Recipient’s position, in which case the Corporation shall reimburse the TRA Payment Recipient for any reasonable and documented out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporation’s position, in which case the TRA Payment Recipient shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the TRA Payment Recipients and may be entered and enforced in any court having competent jurisdiction.

Section 7.10    Withholding.  The Corporation shall be entitled to deduct and withhold from any payment that is payable to any TRA Payment Recipient pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Payment Recipient.  Each TRA Payment Recipient shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law.

Section 7.11    Admission of the Corporation into a Consolidated Group:  Transfers of Assets.

(a)         If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local law, then:  (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)        If Operating Company or any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset.  For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12    Confidentiality.  Each TRA Payment Recipient and its assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, learned by any TRA Payment Recipient heretofore or hereafter.  This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of any TRA Payment Recipient in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Payment Recipient to prosecute or defend claims arising under or relating to this Agreement, and (iii) the disclosure of information to the extent necessary for a TRA Payment Recipient to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns.  Notwithstanding anything to the contrary herein, the TRA Payment Recipients and each of their assignees (and each employee, representative or other agent of the TRA Payment Recipients or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the TRA Payment Recipients and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the TRA Payment Recipients relating to such tax treatment and tax structure.  If a TRA Payment Recipient or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13    Change in Law.  Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Payment Recipient reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Payment Recipient (or direct or indirect equity holders in such TRA Payment Recipient) in connection with any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Payment Recipient or any direct or indirect owner of such TRA Payment Recipient, then at the written election of such TRA Payment Recipient in its sole discretion (in an instrument signed by such TRA Payment Recipient and delivered to the Corporation) and to the extent specified therein by such TRA Payment Recipient, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such TRA Payment Recipient, or may be amended by in a manner reasonably determined by such TRA Payment Recipient, provided that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14    Interest Rate Limitation.  Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Payment Recipient hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any TRA Payment Recipient shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation.  In determining whether the interest contracted for, charged, or received by any Member exceeds the Maximum Rate, such TRA Payment Recipient may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Payment Recipient hereunder.  Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.15    Independent Nature of Rights and Obligations.  The rights and obligations of each TRA Payment Recipient hereunder are several and not joint with the rights and obligations of any other Person.  A TRA Payment Recipient shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Payment Recipient have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation).  The obligations of a TRA Payment Recipient hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation.  Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Payment Recipient pursuant hereto or thereto, shall be deemed to constitute the TRA Payment Recipients acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Payment Recipients are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the TRA Payment Recipients are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

EVO PAYMENTS, INC.

By:	/s/ Steven J. de Groot
Name: Steven J. de Groot
Title: Executive Vice President and General Counsel

By:	/s/ Kevin M. Hodges
Name: Kevin M. Hodges
Title: Chief Financial Officer

OPERATING COMPANY:

EVO INVESTCO, LLC

By:	/s/ Steven J. de Groot
Name: Steven J. de Groot
Title: Executive Vice President and General Counsel

By:	/s/ Kevin M. Hodges
Name: Kevin M. Hodges
Title: Chief Financial Officer

[Signature Page – Tax Receivable Agreement]

TRA PAYMENT RECIPIENTS:

MADISON DEARBORN CAPITAL PARTNERS VI-B, L.P.

By: Madison Dearborn Partners VI-B, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By:	/s/ Vahe A. Dombalagian
Name: Vahe A. Dombalagian
Its: Managing Director

MADISON DEARBORN CAPITAL PARTNERS VI EXECUTIVE-B, L.P.

By: Madison Dearborn Partners VI-B, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By:	/s/ Vahe A. Dombalagian
Name: Vahe A. Dombalagian
Its: Managing Director

MDCP VI-C CARDSERVICES SPLITTER, L.P.

By: Madison Dearborn Partners VI-B, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By:	/s/ Vahe A. Dombalagian
Name: Vahe A. Dombalagian
Its: Managing Director

[Signature Page – Tax Receivable Agreement]

MDCP CARDSERVICES, LLC

By: Madison Dearborn Capital Partners VI-B, L.P.
Its: Controlling Member

By: Madison Dearborn Partners VI-B, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By:	/s/ Vahe A. Dombalagian
Name: Vahe A. Dombalagian
Its: Managing Director

MADISON DEARBORN CAPITAL PARTNERS VI-C, L.P.

By: Madison Dearborn Partners VI-A&C, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By:	/s/ Vahe A. Dombalagian
Name: Vahe A. Dombalagian
Its: Managing Director

[Signature Page – Tax Receivable Agreement]

BLUEAPPLE, INC.

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Its: Chief Executive Officer and President

/s/ James G. Kelly
James G. Kelly

James G. Kelly Grantor Trust Dated January 12, 2012

By:	/s/ John Kelly
Name: John Kelly
Its: Trustee

/s/ Michael L. Reidenbach
Michael L. Reidenbach

/s/ Brendan Tansill
Brendan Tansill

/s/ Steven J. de Groot
Steven J. de Groot

/s/ Kevin Hodges
Kevin Hodges

/s/ David Goldman
David Goldman

/s/ Jeff Rosenblatt
Jeff Rosenblatt

[Signature Page – Tax Receivable Agreement]

/s/ Kevin Lambrix
Kevin Lambrix

/s/ James Raftice
James Raftice

/s/ Peter Cohen
Peter Cohen

/s/ Alon Kindler
Alon Kindler

/s/ Blake Pyle
Blake Pyle

/s/ Greg Robertson
Greg Robertson

/s/ Mark Harrelson
Mark Harrelson

/s/ John Crouch
John Crouch

/s/ Ayman Ibrahaim
Ayman Ibrahaim

[Signature Page – Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                           , 20____ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of May 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among EVO Payments, Inc., a Delaware corporation (the “Corporation”), EVO Investco, LLC, a Delaware limited liability company (“Operating Company”), and each of the Members from time to time party thereto.  Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.   Assignment of the Tax Receivable Agreement.  The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement by [insert information regarding assignor].

2.   Joinder to the Tax Receivable Agreement.  Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a treated as a Member as such term is defined in the Tax Receivable Agreement and will be a Party thereto, with all the rights, privileges and responsibilities of a Member thereunder.  The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.   Incorporation by Reference.  All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.   Address.  All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

[Exhibit A]

Acknowledged and agreed

as of the date first set forth above:

EVO Payments, Inc.

By:
Name:
Title:

[Exhibit A]